Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Acorda Therapeutics, Inc. for the registration of debt and equity securities of the Company and to the incorporation by reference therein of our reports dated March 3, 2014, with respect to the consolidated financial statements of Acorda Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metropark, New Jersey

June 16, 2014